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                                                                    Exhibit 4.03

                              SHAREHOLDER AGREEMENT

         This Agreement, made as of June 15, 1999, is entered into by and among RealMed Corporation (the "Company"), an Indiana corporation, Robert B. Peterson ("Peterson"), Mark A. Morris ("Morris"), JLT, LP, an Indiana limited partnership ("JLT"), Gemplus SCA, Gemplus Corp., Allan Green, West Plains Investment, Inc., Finno SCA, and Candel & Partners (collectively, the foregoing six persons are sometimes hereinafter referred to as the "French Shareholders") and Newcourt Financial USA Inc. ("Newcourt") (individually, each a "Current Shareholder" and collectively the "Current Shareholders") and Rollin M. Dick.

                                    RECITALS:

         A. Immediately upon the closing (the "Closing Time") of the Loan Agreement described below and the related transactions which are being consummated contemporaneously therewith, the authorized capital stock of the Company will consist of 200,000,000 shares of common stock without par value (the "Common Shares"), of which the Current Shareholders will own, or have the right to acquire, the number of shares set forth on Exhibit A.

         B. The Company and Newcourt intend to enter into a Loan Agreement pursuant to which, among other things, Newcourt will commit, subject to certain terms and conditions, to loan up to $17,500,000 to the Company. Newcourt will not enter into the Loan Agreement unless, among other things, this Agreement is executed and delivered by the Company and the Current Shareholders.

         C. The Company, Peterson, Morris, JLT and the French Shareholders believe that it is desirable for the Company and Newcourt to enter into the Loan Agreement and are, therefore, willing to enter into this Agreement in order to induce Newcourt to enter into the Loan Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

         Section 1. Definitions. The following terms and words, as used in this Agreement, shall have the meanings ascribed to them below:

         (a) The term "Affiliate" means, with respect to any specified Person, any member of the specified Persons family and any other Person controlling, controlled by, or under common control with, (i) the specified Person, and/or
(ii) any member of the specified Person's family.

         (b) The term "Board of Directors" means the Board of Directors of the Company as such Board shall exist from time to time.

         (c) The term "Initial Public Offering" means the initial public offering of Common Shares of the Company pursuant to an effective registration statement under the Securities Act of 1933 which generates gross proceeds to the Company of at least $50,000,000 or involves the issuance of Common Shares of the

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Company at least equal to 20% of the then outstanding Common Shares.

         (d) The term "Involuntary Transfer" means any transfer of Shares made contrary to or without the free will, choice or consent of a Shareholder, including, without limitation, a transfer to a trustee in bankruptcy, a receiver, a judgment creditor, a lienholder, the holder of a security interest or other encumbrance, a transfer pursuant to a divorce decree or other transfer made pursuant to a judicial order or legal process, and a transfer to a personal representative or other fiduciary upon the death or incapacity of a Shareholder.

         (e) The term "Involuntary Transfer Date" means the date upon which an Involuntary Transfer of Shares occurs.

         (f) The term "Person" includes, but is not limited to, an individual, a fiduciary, a trust, an estate, a partnership, an association, a corporation, and any other entity.

         (g) The term "Prorata Portion" means, with respect to any Remaining Shareholder at any point in time, a fraction (i) the numerator of which is equal to the sum of (A) the Shares then owned by such Remaining Shareholder plus (B) the number of additional Shares which such Remaining Shareholder would be able to acquire if it were fully to exercise all of its option, warrant and conversion rights (such sum being referred to as the "Remaining Shareholder's Total Shares") and (ii) the denominator of which is the aggregate of all Remaining Shareholder's Total Shares.

         (h) The term "Purchase Price" means the price to be paid for the purchase of Shares as determined pursuant to Section 6.

         (i) The terms "Remaining Shareholder" and "Remaining Shareholders" mean, in any particular instance, the Shareholder or Shareholders, as applicable, who is (are), at the relevant time, still holders of Shares and is
(are) not the Shareholder desiring to make a Voluntary Transfer or making an Involuntary Transfer, as applicable.

         (j) The terms "Share" and "Shares" mean (i) capital stock of the Company now issued and outstanding, (ii) any and all capital stock which may later be issued, and (iii) any and all shares of stock or other securities into which the issued and outstanding capital stock may be converted in any corporate reorganization including, but not limited to, a sale, exchange, recapitalization or merger, which in any event are at any time owned of record or beneficially by any of the Current Shareholders.

         (k)  The  terms  "Shareholder"  and  "Shareholders"  mean  the  Current
Shareholders and any and all other persons who, from time to time, own any Shares.

         (l) The term "Special Transaction" means any of the transactions requiring the approval of the Company's shareholders pursuant to Article V of the Company's Articles of Incorporation.

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         (m) The term  "Transferor"  means  any  person(s)  who  sell(s)  Shares pursuant to this Agreement, whether such person is a Shareholder or the transferee of an Involuntary Transfer.

         (n) The term "Transferee" has the meaning set forth in Section 7.

         (o) The term "Voluntary Transfer" means any transfer of Shares (including, but not limited to, a sale, gift, transfer to a trust, encumbrance, grant or pledge) which is not an Involuntary Transfer.

         Section 2.  Representations, Warranties and Covenants.

         (a) Each of JLT, Newcourt and the French Shareholders represents and warrants to the other Current Shareholders that, as of the Closing Time, the information set forth on Exhibit A to this Agreement with respect to such Current Shareholder's ownership of, and rights with respect to, Shares is true, accurate and complete and such Current Shareholder owns no Shares or other securities of the Company and has no rights with respect thereto, except as disclosed on Exhibit A. Peterson and Morris, jointly and severally, represent and warrant to the other Current Shareholders that, as of the Closing Time, the information on Exhibit A to this Agreement is true, accurate and complete to within a margin of error equal to 50,000 Shares and no person, other than those identified on Exhibit A, owns any Shares or other securities of the Company or has any rights with respect thereto.

         (b) The Company, Peterson and Morris, jointly and severally, represent and warrant to the other Current Shareholders that Schedule 2(b) sets forth a true, accurate and complete description of all contracts, agreements, commitments, transactions, transfers, or other arrangements, directly or indirectly, between the Company and any Affiliate of the Company, Peterson and/or Morris which currently exist or which took place or were in effect at any time since January 1, 1997.

         (c) The Company represents and warrants to Newcourt, JLT and the French Shareholders, and Peterson and Morris, jointly and severally, represent and warrant to Newcourt, JLT and the French Shareholders to the best of their knowledge (after due inquiry), that, except as otherwise disclosed in Schedule 2(c) to this Agreement, upon the closing of the transactions contemplated in connection with the closing of the Newcourt Loan Agreement, the Company has no payables, liabilities or obligations, either direct or indirect, absolute, contingent or otherwise, including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         (d) The Company represents and warrants to Newcourt, JLT and the French Shareholders and Peterson and Morris, jointly and severally, represent and warrant to Newcourt, JLT and the French Shareholders, to the best of their knowledge, that:

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                  (i)      The Company, in the conduct of its business,  has not
                           utilized and does not utilize any patent, trademark, trade name, service mark, copyright, software, trade
                           secret  or  know-how   except  for  those  listed  in
                           Schedule 2(d) to this Agreement (the "Intellectual Property");

                  (ii) All of the Intellectual Property listed in Schedule 2(d) to this Agreement (A) is valid and in full force and effect and any applications for registrations relating thereto are pending and in good standing, all without challenge of any kind; and (B) is owned entirely by the Company, without qualification, limitation, burden or encumbrance of any kind; and

                  (iii) The Company does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. The Company is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, trade name, service mark, copyright or trade secret.

         (e) JLT, Rollin M. Dick and the Company hereby acknowledge and agree that:

                  (i) In lieu of receiving repayment of the promissory notes in the original principal amounts of $100,000, $500,000, $250,000, $250,000 and $150,000, dated
                           March 19, 1999,  April 16, 1999, May 3, 1999, May 19,
                           1999 and June 7, 1999, respectively, with accrued collective interest of $15,890.42 as of June 15, 1999 for a total outstanding amount of $1,265,890.42, JLT hereby applies the amount owed thereunder and agrees to pay the Company $30,734.58 in order to exercise the warrant dated April 16, 1999 for 1,375,000 shares. JLT agrees to remit the $30,734.58 within ten business days of the date of this Agreement.

                  (ii) The Agreement dated December 17, 1998 by and between Rollin M. Dick and the Company is hereby canceled.

                  (iii)    Within 15 days of the date of this Agreement,  Rollin
                           M. Dick shall advance the Company One Million Dollars ($1,000,000) to pay off the principal balance of that certain credit facility (the "Facility") of the Company with the First National Bank & Trust, Kokomo, Indiana (the "Bank") and as consideration for such payment, the Company shall (A) cause the Bank to release Mr. Dick's guaranty of the Facility, and (B) issue 1,060,455 Common Shares to JLT.

         (f) Each of the French Shareholders and the Company hereby agree as follows:

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                  (i)      Definitions.  For purposes of this Section 2(f), the
                           following terms have the following meanings:

                           A.  "Notes" shall mean:

                                    (1)     Promissory  Note dated  February 22,
                                            1999 in favor of Allan  Green in the
                                            principal amount of $566,943.57 with
                                            accrued   interest   of   $14,041.56
                                            through June 15, 1999;

                                    (2)     Promissory  Note dated  February 23,
                                            1999 in favor of  Candel &  Partners
                                            in   the    principal    amount   of
                                            $164,401.10 with accrued interest of
                                            $4,035.71 through June 15, 1999; and

                                    (3)     Promissory Notes in favor of Gemplus
                                            Corp.  in the  principal  amount  of
                                            $4,180,187.01  (the "Reader  Note"),
                                            $350,000,  $50,000 and $50,000 dated
                                            November 13, 1998, January 12, 1999,
                                            March 15,  1999 and March 23,  1999,
                                            respectively,  with accrued interest
                                            of $212,533.59 as of June 15, 1999.

                           B. "Green Agreement" means the Financial Advisor Agreement dated June 17, 1998 pursuant to which the Company owed Green $75,000 for services rendered.

                           C. "Green Warrant" shall mean the warrant dated February 23, 1999 executed by the Company in favor of Allan Green whereby Green can purchase up to $180,000 of the Company's Common Shares.

                           D. "Gemplus Warrants" shall mean the two warrants dated March 15, 1999 and March 23, 1999 in favor of Gemplus Corp. whereby Gemplus Corp. has the option to purchase under each warrant up to $10,000 of the Company's Common Shares.

                  (ii) In lieu of receiving repayment of the Notes, any future rights under the Green Warrant and the Gemplus Warrants and any amount owing under the Green Agreement, each French Shareholder hereby applies such amount in order that the Company shall issue a promissory note in the principal amount of $4,287,797.87 to Gemplus Corp., convert the Gemplus Warrants into 21,276 shares of Stock, convert the Green Warrant into 191,489 shares of Stock, and convert the principal balance of all Notes (except the Reader Note) into 1,252,750 shares of Stock.

                  (iii) Each French Shareholder by execution of this Agreement hereby authorizes the Company to transfer its shares to the other French Shareholders in order

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                           that each French  Shareholder's total equity interest
                           in the Company corresponds to that set forth opposite such French Shareholder's name in Exhibit A.

                  (iv) Each French Shareholder hereby represents and warrants that all the actions required under this
                           Section 4(f) of this Agreement by each French Shareholder have been duly authorized and are valid and binding on each French Shareholder.

                  (v) The French Shareholders shall promptly deliver to the Company the originals of the Notes, Green Warrant and Gemplus Warrants and they shall indemnify and hold the Company harmless from and against any and all claims, demands, actions, costs and expenses (including, without limitation, reasonable attorneys' fees) based upon or arising out of the Notes, Green Warrant and/or Gemplus Warrants.

         (g) Rollin M. Dick, JLT, each of the French Shareholders, Peterson and Morris hereby acknowledge that pursuant to the Newcourt Loan Agreement and Promissory Note, Newcourt may convert up to $17,500,000 into 19,530,286 Common Shares and that such conversion allows Newcourt to purchase Shares for approximately $.896 per share. Each of the foregoing parties agree that they have waived any "down round" or similar right, in converting any warrants, options or convertible notes or any similar equity anti-dilution rights and that all such rights have been terminated pursuant to the terms and conditions of the Release and Termination Agreement of even date herewith.

         (h) Morris and Peterson shall use their best efforts to cause any employees or former employees who are participants in the 1997 Incentive Stock Option Plan and have granted Morris and/or Peterson a proxy to vote his shares to transfer the proxy to, or execute a replacement proxy in favor of, Robert J. Hicks or such other person who may be Chief Executive Officer of the Company.

         Section 3. Restrictions on Transfer. Except as set forth in Sections 4, 5 and 11, a Shareholder shall not voluntarily or involuntarily, by operation of law or otherwise, sell, assign, convey, transfer, donate, pledge, encumber or dispose of any Shares except in accordance with the terms of this Agreement.

         Section 4.  Voluntary Transfers.

         (a) If a Shareholder desires to make a Voluntary Transfer of any of his Shares, or any interest in his Shares, he shall give notice to the Remaining Shareholders of his intention to make a Voluntary Transfer (the "Transfer Notice"). The Transfer Notice shall contain the following information:

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                  (i)      the number of Shares to be transferred (the "Section
                           4 Shares");

                  (ii)     the name and address of the proposed transferee;

                  (iii) the terms and conditions, including the purchase price per Share, of the proposed transfer; and

                  (iv) a representation and warranty that the proposed transferee has a bona fide intention to purchase the
                           Section 4 Shares on such terms and conditions and is ready, willing and able (financially and otherwise) to acquire the Section 4 Shares on such terms and conditions (it being expressly agreed that no Shareholder may make (or seek to make) a Voluntary Transfer of any of his Shares to a person or entity not so qualified).

         The Transfer Notice shall constitute an offer to sell the Section 4 Shares to the Remaining Shareholders and each Remaining Shareholder shall have an option to purchase that number of the Section 4 Shares which is equal to the product of (a) such Remaining Shareholder's Prorata Portion of such Section 4 Shares, and (b) the total number of Section 4 Shares, at the Purchase Price specified in Section 6(a) and upon the terms and conditions set forth in this Agreement. The date upon which the Transfer Notice is mailed or personally delivered, as applicable, shall be the effective date of the option given to the Remaining Shareholders.

         Each Remaining Shareholder may, but shall not be required to, purchase any or all of his Prorata Portion of the Section 4 Shares by giving notice (within one month after the effective date of the option granted under this Section 4 and in accordance with Sections 9 and 18) to the selling Shareholder and the Company of his decision to purchase such Shares. Within five days after the last one-month option period has expired, the Company shall give notice to each Remaining Shareholder of the option election results (including, but not limited to, a statement of the number of Section 4 Shares, if any, not being purchased by the Remaining Shareholders) (the "Section 4 Exercise Notice").

         In the event any Remaining Shareholder fails to exercise his option to purchase his Prorata Portion of the Section 4 Shares, or purchases less than all of his Prorata Portion of the Section 4 Shares, each other Remaining Shareholder who has exercised his option to purchase his entire Prorata Portion of the
Section 4 Shares shall have an option to purchase X% of those Section 4 Shares not purchased, where X equals such Remaining Shareholder's Prorata Portion expressed as a percentage of the Prorata Portions of all Remaining Shareholders who have an option to purchase additional Section 4 Shares pursuant to this sentence. This secondary option may be exercised in the same manner as described above at any time during a ten-day period beginning on the date on which the
Section 4 Exercise Notice was given. The Company shall provide each Remaining Shareholder with a Section 4 Exercise Notice, as provided above, with respect to the secondary option and this procedure for the secondary option shall be followed in successive turns until all of the Section 4 Shares have been purchased by Remaining Shareholders or until each Remaining Shareholder has

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declined to exercise  his option to purchase  additional  Section 4 Shares.  The final date upon which the last Remaining Shareholder provides written notice of the exercise of his last option to purchase Section 4 Shares or the final date upon which such Remaining Shareholder is entitled to provide such notice but fails to do so, as applicable, shall be referred to as the "Section 4 Offer Termination Date."

         In the event that less than all of the Section 4 Shares are purchased by the Remaining Shareholders, the rights of each of the Remaining Shareholders under this Section 4(a) with respect to such transfer shall immediately terminate and the Shareholder desiring to make the transfers may make such transfer; provided, however, that the transfer only may be made in accordance with the terms and conditions of the proposed transfer specified in the applicable Transfer Notice and may be made only if the transferee executes and delivers to each Remaining Shareholder a written instrument by which the transferee agrees to be bound by this Agreement.

         (b) If a Shareholder desires to acquire, directly or indirectly, any of the Common Shares owned by Ricardo Richardson (the "Richardson Shares"), such Shareholders shall give notice to the other Shareholders of his intention to make such acquisition and each Shareholder may, but shall not be required to, purchase any or all of his Prorata Portion of the Richardson Shares. The parties shall follow procedures analogous to those set forth in Section 4(a) in connection with the exercise of their rights to acquire Richardson Shares; provided, however, that the "all or nothing" concept set forth in the last paragraph of Section 4(a) shall not apply.

         Section 5.  Involuntary Transfers.

         Upon a Shareholder's Involuntary Transfer of Shares, the Person(s) having an interest in those Shares (the "Section 5 Shares") as a result of the Involuntary Transfer shall be deemed to have made an offer to sell to each Remaining Shareholder, and each Remaining Shareholder shall be deemed to have an option to purchase from such person(s), that number of the Section 5 Shares which is equal to the product of (a) such Remaining Shareholder's Prorata Portion of the Section 5 Shares, and (b) the total number of Section 5 Shares. The Shareholder whose Shares are the subject of an Involuntary Transfer shall, within three days of the Involuntary Transfer Date, give notice to the Remaining Shareholders and the Company of the Involuntary Transfer (the "Involuntary Transfer Notice"). The Involuntary Transfer Notice shall contain the following information:

                  (a) the number of Shares subject to the Involuntary Transfer; and

                  (b)  the name and address of the transferee.

The date upon which the Involuntary Transfer Notice is mailed or personally delivered, as applicable, shall be the effective date of the option given to the Remaining Shareholders.

         Each Remaining Shareholder may, but shall not be required to, purchase any or all of his Prorata Portion of the Section 5 Shares by giving notice of his decision to purchase such Shares (within one month after receiving the Fair

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Value Notice (as defined in Section 7) and in accordance with Sections 9 and 18)
to the Person(s) having an interest in the Section 5 Shares as a result of the Involuntary Transfer and to the Company. Within five days after the last one-month option period has expired, the Company shall give notice to each Remaining Shareholder of the option election results (including, but not limited to, a statement of the number of Section 5 Shares, if any, not being purchased by the Remaining Shareholders ) (the "Section 5 Exercise Notice").

         In the event any Remaining Shareholder fails to exercise his option to purchase his Prorata Portion of Section 5 Shares, or purchases less than all of his Prorata Portion of the Section 5 Shares, each other Remaining Shareholder who has exercised his option to purchase his entire Prorata Portion of the
Section 5 Shares shall have an option to purchase X% of those Section 5 Shares not purchased, where X equals such Remaining Shareholder's Prorata Portion expressed as a percentage of the sum of the Prorata Portion of all Remaining Shareholders who have an option to purchase additional Section 5 Shares pursuant to this sentence. This secondary option may be exercised in the same manner as described above at any time during a ten-day period beginning on the date the
Section 5 Exercise Notice was given. The Company shall provide each Remaining Shareholder with a Section 5 Exercise Notice, as provided above, with respect to this secondary option and this procedure for the secondary option shall be followed in successive turns until all of the Section 5 Shares have been purchased by Remaining Shareholders or until each Remaining Shareholder has declined to exercise his option to purchase additional Section 5 Shares. The final date upon which the last Remaining Shareholder provides written notice of the exercise of his last option to purchase Section 5 Shares or the final date upon which such Remaining Shareholder is entitled to provide such notice but fails to do so, as applicable, shall be referred to as the "Section 5 Offer Termination Date."

         Section 6. Purchase Price. The Purchase Price per Share for Shares sold and purchased pursuant to this Agreement shall be determined as follows:

         (a) Voluntary Transfers. With respect to a sale and purchase of Shares pursuant to Section 4(a), the Purchase Price shall be the price per Share to be paid by the proposed transferee of the Section 4(a) Shares (as specified in the applicable Transfer Notice).

         (b) Involuntary Transfers. With respect to a purchase of Shares pursuant to Section 5 the Purchase Price per Share shall be the fair market value per Share (established pursuant to Section 7) as of the end of the month immediately prior to the Involuntary Transfer Date.

         Section 7. Determination of Fair Value. Upon receipt of an Involuntary Transfer Notice, the party(s) to whom the Shares would be transferred (the "Transferee(s)") and the Remaining Shareholders shall attempt to mutually agree upon a fair market value. In the event the Transferee(s) and the Remaining
Shareholder are unable, within 30 days of the date that the Remaining Shareholders received the Involuntary Transfer Notice (the "Involuntary Transfer Notice Date"), to mutually agree upon a fair market value of the Section 5 Shares, the Remaining Shareholders shall engage an appraiser, at the Remaining Shareholders's expense, to value the Shares of the Company ("First Appraisal").

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The  Remaining  Shareholder  shall  forward such report within 60 days after the date of Involuntary Transfer Notice Date. If the Transferee disagrees with the determined value which such appraiser establishes, the Transferee shall be entitled to engage another appraiser within 30 days after receipt of the First Appraisal, at the Transferee's own expense, to value the Shares of the Company ("Second Appraisal").

         If the First Appraisal is obtained and no Second Appraisal is obtained, the price per Share established pursuant to the First Appraisal shall be the Purchase Price. If a First Appraisal and a Second Appraisal are both obtained, the Purchase Price shall be the average of the price per Share established in the First Appraisal and the price per Share established in the Second Appraisal unless such Appraisals establish prices per Share which are different by more than ten percent (10%). If such Appraisals establish prices per Share which are different by more than ten percent (10%), then the two appraisers selected shall select a third appraiser (within 15 days after the Second Appraisal is obtained), who shall determine which of the First Appraisal and the Second Appraisal is the more reasonable (the "Selected Appraisal"). In such event, the Determined Value shall be equal to the price per Share established pursuant to the Selected Appraisal. The costs and expenses of the third appraiser shall be shared equally between the Remaining Shareholders and the Transferee(s). The determinations of the appraisers shall be final, binding and conclusive upon the Transferee(s), the Company and the Remaining Shareholders.

         Section 8. Manner of Purchase by Remaining Shareholders. Within sixty days after the Section 4 Offer Termination Date or Section 5 Offer Termination Date, as applicable, each Remaining Shareholder purchasing Shares shall tender to the Secretary of the Company a certified check made payable to the appropriate Transferor in an amount equal to the number of shares being purchased by the Remaining Shareholder multiplied by the applicable purchase price per Share established by this Agreement; provided, however, in the event a proposed Voluntary Transfer provides that some or all of the aggregate purchase price of Section 4 Shares will be paid to the Transferor in one or more future installments ("Deferred Purchase Price"), then each Remaining Shareholder who is purchasing Section 4 Shares shall tender to the Secretary of the Company (a) a certified check made payable to the Transferor in an amount equal to that portion of the aggregate purchase price of the Section 4 Shares being purchased by him for cash, and (b) a promissory note executed by such Remaining Shareholder to and in favor of the Transferor, in a principal amount equal to that portion of the Deferred Purchase Price attributable to the Section 4 Shares being purchased by such Remaining Shareholders and containing such terms and conditions as are set forth in the Transfer Notice. Upon receipt of the foregoing certified check and, if applicable, promissory note from a Remaining Shareholder, the Secretary of the Company shall: (i) cause such certified check and, if applicable, promissory note, to be delivered to the Transferor in exchange for delivery by the Transferor of a certificate or certificates, endorsed in blank, evidencing the Shares being sold, and (ii) cause the appropriate certificates evidencing such Shares being sold to be delivered to the Remaining Shareholder.

         Section 9. Notice of Exercise of Option to Purchase Shares. Each notice of exercise required pursuant to Sections 4 and 5 of this Agreement shall be written and shall specify the number of Shares which the Remaining Shareholder is purchasing.

         Section 10. Restrictive Legends. The following restrictive legend shall be placed upon each certificate evidencing Shares subject to this
Agreement:
                  The sale, assignment, transfer, encumbrance or other disposition of the shares of common stock represented by this certificate are restricted by the terms of a Shareholder Agreement, dated as of June 15, 1999, among RealMed Corporation and certain of its shareholders. A copy of that agreement is on file with, and available for inspection at, the offices of RealMed Corporation.

         Section 11.  Permitted Transfers.

         (a) Notwithstanding any other provision of this Agreement to the contrary, Peterson and Morris shall each be entitled to sell, convey, assign and transfer to JLT up to 944,111 Shares pursuant to the terms of an Option Agreement, dated June 10, 1996, by and among Peterson, Morris and JLT without complying with the provisions of this Agreement. Any such Shares transferred to JLT shall, after such transfer to JLT, be subject to the provisions of this Agreement.

         (b) Notwithstanding any other provision of this Agreement to the contrary, each of Peterson and Morris shall be entitled to sell, convey, assign and transfer Shares to members of his family and/or key executive employees of the Company without complying with the provisions of this Agreement; provided, however, that each of Peterson and Morris shall be entitled to transfer no more than a total of 2,500,000 Shares pursuant to this Section 11(b), and any such transfer shall be null and void unless the transferee of such Shares executes and delivers a written instrument by which the transferee agrees to be bound by this Agreement.

         (c) Notwithstanding any other provision of this Agreement to the contrary, Newcourt shall be entitled to sell, convey, assign and transfer any or all of its Shares to any entity, if Newcourt Credit Group Inc., directly or indirectly, maintains more than fifty percent of the voting interest in such entity, without complying with the terms of this Agreement; provided, however, that any such transfer shall be null and void unless the transferee of such Shares executes and delivers a written instrument by which such transferee agrees to be bound by the terms of this Agreement.

         (d) Notwithstanding any other provision of this Agreement to the contrary, the French Shareholders shall be entitled to sell, convey, assign and transfer all of their respective Shares to Newco 1 and Newco 2 as contemplated in Section 14 of this Agreement and Newco 1 and Newco 2 shall be entitled to sell, convey, assign and transfer Shares to other entities, if Gemplus Corp. and/or Gemplus SCA, directly or indirectly, maintain more than fifty percent of the voting interest in each such entity (the "Gemplus Affiliates"); provided, however, that any such transfer shall be null and void unless the transferee of such Shares executes and delivers a written instrument by which such transferee agrees to be bound by the terms of this Agreement.

         (e) Notwithstanding any other provision of this Agreement to the contrary, JLT shall be entitled to sell, convey, assign and transfer its Shares to other entities, if Rollin M. Dick and/or Helen E. Dick, directly or indirectly, maintain more than fifty percent of the voting interest in each such entity ("JLT Affiliates") without complying with the terms of this Agreement; provided, however, that any such transfer shall be null and void unless the transferee of such Shares executes and delivers a written instrument by which such transferee agrees to be bound by the terms of this Agreement.

         Section 12.  Voting Agreement.

         (a) Subject to the conditions set forth in this Section 12(a), each Shareholder hereby agrees to vote all of the Shares owned or controlled by such Shareholder to effectuate the election of the following persons to the Board of
Directors: (i) Robert J. Hicks (so long as he is Chief Executive Officer of the Company); (ii) Rollin M. Dick (so long as JLT owns at least 5% of the issued and outstanding voting securities of the Company); (iii) Peterson (so long as he, his wife and/or an entity controlled by he and/or his wife owns at least 10% of the issued and outstanding voting securities of the Company); (iv) Morris (so long as he, his wife and/or an entity controlled by he and/or his wife owns at least 10% of the issued and outstanding voting securities of the Company); (v) one person designated by Gemplus Corp. (so long as the Gemplus Corp., Gemplus SCA, Gemplus Affiliates and/or Newco 1 and Newco 2 collectively own at least 10% of the issued and outstanding voting securities of the Company); and (vi) up to two persons designated by Newcourt (so long as Newcourt owns at least 10% of the issued and outstanding voting securities of the Company).

         (b) At least two business days prior to a vote by the shareholders of the Company on any Special Transaction, the Shareholders shall meet in person, by telephone or by other means by which all Shareholders may simultaneously hear each other during the meeting, to determine how their Shares will be voted with respect to such Special Transaction. At such meeting, Newcourt shall be entitled to a total of two votes, Morris, Peterson and JLT shall each be entitled to a single vote and the French Shareholders collectively shall be entitled to a single vote (collectively, the "Special Transaction Votes") for purposes of determining how the Shares will be voted with respect to such Special Transaction. Except as set forth in Section 12(c), each Shareholder hereby agrees to vote all of his Shares against each Special Transaction unless at least all but two of the Special Transaction Votes eligible to vote have been cast in favor of such Special Transaction, in which case, each Shareholder agrees to vote all of his Shares in favor of such Special Transaction; provided, however, that if any Shareholder (or an Affiliate of any Shareholder) is a party to or directly interested (other than in its capacity as a Shareholder) in a Special Transaction, such Shareholder shall not be entitled to its Special Transaction Vote(s) with respect to such Special Transaction and such vote(s) shall not be considered to be "eligible to vote" with respect to such Special Transaction for purposes of this sentence. All parties agree that any Common Shares which a party may be entitled to vote pursuant to a proxy or otherwise shall be voted in accordance with the provisions of this Section 12(b).

         (c) In the event any person other than Current Shareholders shall become a Shareholder subject to this Agreement, the following rules shall apply with respect to the casting of Special Transaction Votes:

                  (i) in no event shall the total number of Special Transaction Votes be more than six;

                  (ii) in the event a Current Shareholder transfers any of his Shares to a person other than a Current Shareholder, such other Shareholder shall not be entitled to an independent Special Transaction Vote, rather the Special Transaction Vote(s) of the transferring Current Shareholder shall be cast based on the majority vote of the Shares then held or previously transferred by such Current Shareholder.

Thus, for example, if Peterson has transferred 1,000 of his Shares to person A and 500 of his Shares to person B and person B has in turn transferred 100 of such Shares to person C, then in the event of a Special Transaction, person A shall be entitled to vote 1,000 Shares, person B shall be entitled to vote 400 Shares, person C shall be entitled to vote 100 Shares and Peterson shall be entitled to vote all of his retained Shares (all the foregoing Shares shall be referred to in this Section as the "Peterson Shares") for purposes of determining how the "Peterson" Special Transaction Vote shall be cast and such Special Transaction Vote shall be cast in the manner which receives the vote of the majority of the Peterson Shares which were voted. The provisions of Sections 12(b) and (c) shall not apply to any Special Transaction which meets each of the following criteria:

                  (i)      it involves the issuance of Shares; and

                  (ii) each Shareholder has been granted an enforceable right to acquire (on the same terms and conditions as those applicable to the proposed issuance) proportional amounts of the Shares to be issued .

         (d) The voting agreement created by this Section 12 has been created under and pursuant to Ind. Codess.23-1-31-2.

         Section 13.  During the term of this Agreement, the Company shall

         (a) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over Company reflecting all financial transactions;

         (b) furnish to Shareholders (i) within ninety days after the end of each fiscal year of Company, a balance sheet as of the close of such fiscal year and statements of income, retained earnings and changes in financial position of Company for such fiscal year, all of which are to be audited by a certified public accountant (provided, however, that such financial statements for 1999 need only be compiled and reviewed), (ii) within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of Company, a balance sheet and statements of income, retained earnings and changes in financial position of Company as of the end of each such quarter and for the then elapsed portion of such fiscal year, certified by a financial officer of Company, and (iii) when or before the same are first due, copies of all federal, state and local income tax returns filed by Company; and

         (c) permit, at any reasonable time and from time to time, each Shareholder or any of its agents or representatives, to examine and make copies of and abstracts from the records and books of account of Company and visit the properties of Company to discuss the affairs, finances, and accounts of Company with any of its officers, employees and/or certified public accountants; provided, that, each Shareholder agrees that it will not, except to the extent required by law, disclose such information to any other person and will require its agents to keep such information confidential.

         Section 14.  Newco Formation and Newco Transfer.

         (a) Within thirteen (13) weeks of the effective date of this Agreement, each of the French Shareholders agrees to use its commercially reasonable best efforts to sell, convey, assign, and transfer all of its respective Shares (the "French Shares") to one of two entities ("Newco 1" and "Newco 2") each of which shall be owned by some combination of the French Shareholders. If such transfers are effected, the French Shareholders shall cause Newco 1 and Newco 2 to execute instruments confirming the transfer of the French Shares and agreeing that it and such Shares are bound by this Agreement, and Newco 1 and Newco 2 shall then be considered a "Current Shareholder."

         (b) During the term of this Agreement, Gemplus Corp. shall, at all times, hold an irrevocable proxy to vote, for all purposes, all of the French Shares and to cast the French Shareholders' Special Transaction Vote. In the event that the ownership of either Newco 1 or Newco 2 or any Gemplus Affiliate which owns Shares is directly or indirectly subject to a voluntary or involuntary transfer in such a manner that the French Shareholders no longer maintain more than fifty percent (50%) of the voting interest in such entity, such transfer shall be deemed to be Voluntary of Involuntary Transfer of the Shares owned by such entity and all such Shares shall be subject to purchase as provided in Section 4 or Section 5, as applicable.

         Section 15. JLT Transfers. In the event that the ownership of JLT or any JLT Affiliate which owns Shares is directly or indirectly subject to a voluntary transfer or involuntary transfer in such a manner that Rollin M. Dick or Helen E. Dick no longer, directly or indirectly, collectively maintain more than fifty percent (50%) of the voting interest in such entity, such transfer shall be deemed to be a Voluntary Transfer or Involuntary Transfer of the Shares owned by such entity and all such Shares shall be subject to purchase as provided in Section 4 or Section 5, as applicable.

         Section 16. Term. This Agreement, and the obligations of the parties to this Agreement and their respective assigns and successors in interest, shall terminate upon the happening of any of the following events:

         (a)     the dissolution or termination of the existence of the Company;

         (b)     the adjudication of the Company as a bankrupt;

         (c) the appointment of a receiver for the Company followed by a failure to remove the receiver within three months;

         (d) whenever there is only one Shareholder still bound by this Agreement;

         (e) the execution and delivery of a termination agreement by the Company and all Current Shareholders who, at the time of such execution and delivery, are record owners of Shares subject to the terms of this Agreement;

         (f) the closing of the offering of Common Shares pursuant to an Initial Public Offering; and

         (g) Newcourt is in default of any of its material obligations under this Agreement and such default remains uncured for a period of fifteen business days after written notice of such default has been delivered to Newcourt.

         Upon termination of this Agreement pursuant to this Section 16, each Shareholder shall promptly surrender the certificate(s) representing his Shares and the Company shall issue him a new certificate for an equal number of Shares without the legend required by Section 10. The rights and obligations set forth in the foregoing sentence shall survive the termination of this Agreement.

         Section 17. Disclaimer of Interest. If any Current Shareholder shall be deemed or determined to have owned (beneficially or of record), as of the Closing Time, any capital stock of the Company, or any options, warrants, puts, calls or other rights with respect to the capital stock of the Company not set forth on Exhibit A, such Current Shareholder hereby disclaims and renounces such capital stock, options, warrants, puts, calls or other rights and all of same are hereby terminated and rendered null and void.

         Section 18. Parties Bound By This Agreement. This Agreement shall be binding upon and shall inure to the benefit of all of the parties to this Agreement and their respective heirs, executors, administrators, assigns and successors in interest. In the event any Shares or any interest or interests in any Shares are issued or transferred to any person or entity, such person or entity shall receive and hold those Shares or interests in Shares subject to the terms of this Agreement and subject to all obligations and limitations imposed by this Agreement with respect to any transfer of Shares.

         Section 19. Enforcement. It is agreed that there will be irreparable damage if this Agreement is not specifically enforced or if a breach or anticipated breach is not enjoined. If any person who is required by this Agreement to perform, or refrain from performing, an act refuses to perform, or refrain from performing (as the case may be) that act, one or more of the parties to this Agreement may institute and maintain proceedings to compel the specific performance of this Agreement by the person in default. In addition, if any person breaches this Agreement or if a breach is reasonably anticipated, one or more parties to this Agreement may institute and maintain proceedings to enjoin the breach or anticipated breach, and may obtain an injunction against the breach or anticipated breach. These remedies are cumulative and are in addition to any rights and remedies otherwise available to any party. The prevailing party in any litigation brought to enforce this Agreement shall be entitled to receive from the non-prevailing party all costs, expenses and reasonable attorney's fees paid or incurred by the prevailing party in connection with the litigation.

         Section 20. Applicable Law and Choice of Forum. The parties affirm that this Agreement has been entered into in the State of Indiana and shall be governed by and construed in accordance with the substantive laws of the State of Indiana, notwithstanding any state's choice of law rules to the contrary. Further, the parties expressly agree that any and all action concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court sitting in the State of Indiana or the State of California, and each party hereby consents and submits to the jurisdiction of such state or federal court.

         Section 21. Applicability to All Shares. All Shares owned by a party to this Agreement, whether acquired before or after the execution of this Agreement, as well as all Shares owned from time to time by an other person, shall be subject to this Agreement.

         Section 22. Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed, registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent:

         (i)      if to the Company:
                  RealMed Corporation
                  Suite 350
                  10333 N. Meridian Street
                  Indianapolis, Indiana  46290
                  Attn: Robert J. Hicks, Chief Executive Officer
                  Facsimile Number:  (317) 580-0027
                  with copies to:
                  Robert S. Wynne
                  Baker & Daniels
                  Suite 2700
                  300 N. Meridian Street
                  Indianapolis, Indiana  46204-1782
                  Facsimile Number:  (317) 237-1000

         (ii)     if to Peterson:
                  RealMed Corporation
                  Suite 350
                  10333 N. Meridian Street
                  Indianapolis, Indiana  46290
                  Attn: Robert B. Peterson
                  Facsimile Number:  (317) 580-0027

         (iii)    if to Morris:
                  RealMed Corporation
                  Suite 350
                  10333 N. Meridian Street
                  Indianapolis, Indiana  46290
                  Attn:  Mark A. Morris
                  Facsimile Number:  (317) 580-0027

         (iv)     if to JLT:
                  Conseco Companies
                  11825 N. Pennsylvania Street
                  Carmel, Indiana  46032
                  Attn:  Rollin M. Dick
                  Facsimile Number:   (317) 817-6327

         (v)      if to Gemplus SCA:
                  Avenue du Pic de Bertange
                  B.P. 100
                  13881 Gemenos Cedex
                  France
                  Attn: Legal Dept.
                  Facsimile Number:  011-33-4-42-36-59-27
                  with copies to:
                  Gemplus Corp.
                  Suite 300
                  3 Lagoon Drive
                  Redwood City, California  94065-1566
                  Attn: Legal Dept.
                  Facsimile Number:   (650) 654-2920

         (vi)     if to Gemplus Corp.:
                  Suite 300
                  3 Lagoon Drive
                  Redwood City, California  94065-1566
                  Attn: Legal Dept.
                  Facsimile Number:   (650) 654-2920

         (vii)    if to Allan Green:
                  4 Avenue Hoche
                  75008 Paris, France
                  Facsimile Number:  011-331-56-791029

         (viii)   if to West Plains Investment, Inc.:
                  c/o Candel & Partners
                  4 Avenue Hoche
                  75008 Paris, France
                  Allan Green
                  Facsimile Number:  011-331-56-791029

         (ix)     if to Finno SCA:
                  c/o Candel & Partners
                  4 Avenue Hoche
                  75008 Paris, France
                  Allan Green
                  Facsimile Number:  011-331-56-791029

         (x)      If to Candel & Partners:
                  4 Avenue Hoche
                  75008 Paris, France
                  Allan Green
                  Facsimile Number:  011-331-56-791029

         (xi)     if to Newcourt:
                  Newcourt Financial USA Inc.
                  Two Gatehall Drive
                  Parsippany, New Jersey  07054-4525
                  Attn:  Bradley D. Nullmeyer
                  Facsimile Number:  (973) 889-5235

                  with copies to:
                  Eric R. Johnson
                  Sommer & Barnard, PC
                  4000 Bank One Tower
                  Indianapolis, Indiana 46204

                  Facsimile Number: (317) 236-9802

or to such other address as may have previously furnished to the other party in writing in the manner set forth above.

         Section 23. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and each of the parties shall use its reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

         Section 24. Amendments. No change, amendment, modification or supplement to this Agreement shall be valid or effective unless it is in writing and is duly executed by each party to this Agreement or its duly authorized successor or assign.

         Section 25. Waivers. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of such party to enforce each and every provision of this Agreement. Any waiver of any breach or provision of this Agreement must be in a writing signed by the waiving party in order to be effective and, except as otherwise clearly expressed in such a writing, no waiver of any breach or provision of this Agreement shall constitute a waiver of any other breach or provision or a continuing waiver. The performance by any party to this Agreement of any act not required of it by the terms of this Agreement shall not constitute either an agreement that such act is required or a waiver of the scope of, or limitations on, its obligations under this Agreement and no such performance shall estop such party from denying any obligation to perform such act or asserting such scope or limitations with respect to any further or future acts or failures to act.

         Section 26. Singular, Plural and Gender Usage. When used in this Agreement, words denoting the singular include the plural and vice versa and words of any gender include all genders.

         Section 27. Complete Agreement. This Agreement constitutes a complete and total integration of the understanding of the parties with respect to the subject matter of this Agreement and it supersedes all prior and all contemporaneous agreements and understandings (whether written, oral or implied) of the parties, or their respective agents, with respect to such subject matter.

         Section 28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement. Any facsimile transmission of a signed counterpart of this Agreement shall be deemed to be an original counterpart and all signatures appearing thereon shall be deemed to be originals.

         Section 29. References to Sections. Unless otherwise stated, each reference in this Agreement to a Section is a reference to the specified Section of this Agreement.

         Section 30. Headings. The headings in this Agreement are for purposes of convenience of reference only, shall not be deemed to constitute a part of this Agreement and shall not be considered in construing the terms of this Agreement.

         Section 31. Confidential Information. The parties to this Agreement shall treat in confidence, and not disclose without the prior consent of each other party hereto, the terms of this Agreement and the information contained on all Schedules hereto. The obligations of the parties under this Section 31 shall survive the termination of this Agreement and remain in full force and effect until released by each party hereto, in writing.

         Section 32. Gender. Wherever the context shall so require, all words in the masculine gender shall be deemed to include the feminine or neuter gender; all singular words shall include the plural; and, all plural words shall include the singular.

         Section 33. Construction. This Agreement shall not be strictly construed against any party.

         Section 34. Attorneys' Fees. In the event of any litigation among any of the parties to this Agreement regarding the matters governed hereby or the enforcement hereof, the losing party shall pay to the prevailing party all reasonable expenses and costs, including reasonable attorneys' fees, incurred by the prevailing party in connection with such litigation.

       IN WITNESS WHEREOF, the parties of this Agreement have entered into this Agreement as of the date first written above.

                                            "The French Shareholders"


GEMPLUS SCA                                 GEMPLUS CORP.

By:                                         By:

------------------------------


Printed Name, Title                         Printed Name, Title

WEST PLAINS INVESTMENT, INC.                FINNO SCA


By:                                         By:
-----------------------------


Printed Name, Title                         Printed Name, Title

CANDEL & PARTNERS


By:                                         Allan Green

Printed Name, Title

JLT, LP

By:
                                           Rollin M. Dick
Rollin M. Dick, General Partner


                       (Signatures continued on next page)

                   (Signatures continued from preceding page)



"Peterson"                          "Morris"



Robert B. Peterson                  Mark A. Morris



                                    REALMED CORPORATION


                                    By:

                                    Robert B. Peterson, President

                                    NEWCOURT FINANCIAL USA INC.


                                    By:

                                    Robert J. Hicks, Executive Vice President